From: [personal identifying information redacted]
Sent: Wednesday, March 08, 2006 12:44 PM
To: undisclosed-recipients
Subject: CMBS New Issue: * BSCMS 2006-PWR11 * PX LEVELS

** BSCMS 2006-PWR11 **  $1.86Bn Fixed Rate CMBS
Co-Lead Bookrunning Managers: Morgan Stanley, Bear Stearns
Rating Agencies: S&P, Fitch

 CL  SIZE($MM)  S&P/FITCH    C/E    A/L   PRIN WIN    PX LEV
 A1   109.3     AAA/AAA    30.000%  3.39    1-57      S+7
 A2    93.7     AAA/AAA    30.000%  4.74   57-60      S+15
 AAB   90.4     AAA/AAA    30.000%  7.12   60-109     S+26
 A3    44.8     AAA/AAA    30.000%  7.85   76-104     S+30
 A4   830.8     AAA/AAA    30.000%  9.67  109-118     S+24
 AM   185.9     AAA/AAA    20.000%  9.88  118-119     S+30
 AJ   146.4     AAA/AAA    12.125%  9.89  119-119     S+35
*B     37.2     AA/AA      10.125%  9.89  119-119     S+40
*C     23.2     AA-/AA-     8.875%  9.89  119-119     S+42
*D     27.9     A/A         7.375%  9.89  119-119     S+50
*E     18.6     A-/A-       6.375%  9.89  119-119     S+59
*F     20.9     BBB+/BBB+   5.250%  9.89  119-119     S+85
*G     18.6     BBB/BBB     4.250%  9.95  119-120     S+100
*H     23.2     BBB-/BBB-   3.000%  9.97  120-120     S+150
 A1A  132.2     AAA/AAA       *** NOT OFFERED ***
* Subject to rule 144A
** Notional Balance

Expected Timing:
- Price:                       This Afternoon
- Settlement:                  March 21

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, this communication relating to:

(1) these materials not constituting an offer (or a solicitation of an offer),

(2) no representation that these materials are accurate or complete and may not be updated, or

(3) these materials possibly being confidential,

are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

-------------------------------------------------------------------------------
If this email is a trade recap, this is for your information only and is being provided at your request; it is not a confirmation. An official confirmation
(the "Official Confirmation") will follow. In the event of any discrepancy, of whatever kind, between the terms of this notification and the terms of the
Official Confirmation, the terms of the Official Confirmation will prevail. We are not responsible for any use to which this information is put. Please check the above details and notify Bear Stearns of any discrepancies immediately.
***********************************************************************
Bear Stearns is not responsible for any recommendation, solicitation, offer or agreement or any information about any transaction, customer account or account activity contained in this communication.
***********************************************************************

                                       2